FOOD TECHnology Service, Inc.
Dedicated to Preventing Food-Borne Illness





                                                      April 3, 1998



Mr. Frank Fraser
MDS Nordion
447 March Road
Kanata, Ontario K2K 1X8

Reference:   Equity Investments in Food Technology Service, Inc.

Dear Frank:

         Food Technology Service, Inc. hereby confirms the loan of $20,731.85 US made to FTSI by Nordion, on the 3rd day of April 1998. This letter confirms that the foregoing loan and accrued interest is convertible at Nordion's option into common stock of FTSI, at 70% of the closing price on the last trade date prior to exercise of the conversion right of Nordion. FTSI acknowledges that the foregoing loan and accrued interest may be called for repayment by Nordion at any time upon demand. With the exception of the conversion option as noted above, this loan is otherwise in accordance with the previous arrangements with respect to security, rate of interest, and other matters.

                                        Yours very truly,
                                        FOOD TECHNOLOGY SERVICE, INC.



                                        by:
                                            Pete Ellis, President & CEO



cc:  B. Butler
     C. McGuire
     N. Gotfrit